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                                   FORM 8-A

                     SECURITIES AND EXCHANGE COMMISSIONS
                           Washington, D.C.  20549

              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                   PURSUANT TO SECTION 12(b) OR (g) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

                              DATALINK.NET, INC.
            ------------------------------------------------------
            (Exact Name of Registrant as Specified in its Charter)

        Nevada                                     36-3574355
------------------------           ---------------------------------------
(State of Incorporation            (I.R.S. Employer Identification Number)
    or Organization)

          1735 Technology Drive, Suite 790, San Jose, California 95110
          ------------------------------------------------------------
                    (Address of Principal Executive Offices)

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ X ]

Securities Act registration statement file number to which this form relates:
________ (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:


                         Common Stock, $.01 Par Value
                         ----------------------------
                              (Title of Class)

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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     This Registration Statement relates to the Common Stock, $.01 par value, of Datalink.net, Inc. (the "Company" or "Registrant"). Following is a description of the capital stock of the Company:

COMMON STOCK

     The Company's Articles of Incorporation authorize the issuance of 50,000,000 shares of common stock, $.01 par value. Each share of common stock has an equal and ratable right to receive dividends when declared by the Board of Directors of the Company out of assets legally available for that purpose and subject to the dividend obligations of the Company to holders of any preferred stock then outstanding.

     In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share equally and ratably in the assets available for distribution after payment of all liabilities, and subject to any prior rights of any holders of preferred stock outstanding at that time.

     The holders of common stock have no preemptive, subscription, conversion or redemption rights, and are not subject to further calls or assessments of the Company. Each share of common stock is entitled to one vote in the election of directors and on all other matters, submitted to a vote of stockholders.

     The Company's Articles of Incorporation provide that a holder of any class or series of stock entitled to vote in the election of directors shall be entitled to cumulate his votes, and may cast votes equal to the number of votes which (except for cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected. Such shareholders may cast all such votes for a single director or allocate such votes to two or more directors as such shareholder sees fit. Under Nevada law, to exercise the right to cumulative voting, a shareholder must give the Company written notice of his intent to do so as least 48 hours before the time fixed for the annual meeting. Such written notice must be give to the president or secretary of the Company.

PREFERRED STOCK

     The Company's Articles of Incorporation authorize the issuance of 5,000,000 shares of preferred stock, $.001 par value. Preferred stock may be issued from time to time in one or more series, and the board of directors, without further approval of the stockholders, is authorized to fix the dividend rates and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The purpose of authorizing the board of directors to determine such rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under some circumstances, make it more difficult for a third party to gain control of the Company.

     As of July 26, 2000, the Company had 938,462 shares of preferred stock outstanding, which shares have been designated series B convertible preferred stock. The preferred stock is convertible into common stock on a 1 for 1 basis. Holders of preferred stock are entitled to receive dividends equal to

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any dividends paid on the common stock.  In the event of a liquidation of the
Company, holders of preferred stock are entitled to receive $6.50 per share prior to any distributions to be made to holders of common stock. The preferred stock is redeemable at liquidation value after the one year anniversary of the date that the SEC declares effective the Initial Registration Statement if the per share market value exceeds $17.50 for 30 consecutive trading days. Holders of preferred stock are entitled to vote together with the holders of common stock on an "as-converted" basis.

     The Series A Preferred Stock was automatically converted into an equal number of shares of common stock on March 1, 2000. This occurred pursuant to the automatic conversion provision that was triggered when the closing market price of the common stock equaled or exceeded $10.00 per share for 30 consecutive trading days and a registration statement covering the resale of the common stock was then effective.

     No other series of preferred stock has been designated by the Company.

REPORTS TO INVESTORS

     The Company intends to provide holders of its securities with annual reports containing financial statements. The Company also will issue quarterly or other interim reports to its stockholders as it deems appropriate.

TRANSFER AGENT

     Computershare Trust Company, Inc., 12039 West Alameda Parkway, Suite Z-2, Lakewood, Colorado 80228, serves as the transfer agent for the Common Stock of the Company.

ITEM 2.  EXHIBITS.

     The following exhibits are filed with this Registration Statement:

     3.1 Articles of Incorporation and Bylaws (incorporated by reference to Exhibit 2.1 to Registrant's Form 1-A Offering Statement (SEC File No. 24D-3802 SML)

     3.2 Amended and Restated Bylaws of the Company dated January 24, 2000 (incorporated by reference to Exhibit 3.1 to the Registrant's Form 8-K filed on February 17, 2000)

     3.3 Certificate of Amendment to the Articles of Incorporation dated February 17, 1998 (incorporated by reference to Exhibit 3.2 to the Registrant's Form 10-KSB for the year ended March 31, 1998)

     3.4 Certificate of Amendment to Articles of Incorporation dated July 6, 1999 (incorporated by reference to Exhibit 3.4 to the Registrant's Form 8-A12B filed December 21, 1999)


     3.5 Certificate of Designations, Powers, Preferences and Rights of the Series B Convertible Preferred Stock (incorporated by reference to Exhibit 4.1 to Registrant's Form 8-K filed February 17, 2000)

     4.1  Specimen Stock Certificate (incorporated by reference to Exhibit
          4.1 to Registrant's Form 8-A12G filed December 21, 1999)

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                               SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     DATALINK.NET, INC.


Dated:  August 11, 2000              By:/s/ Anthony N. LaPine
                                        Anthony N. LaPine, President



























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